Exhibit 99.1

Date:	February 9, 2016
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

- 2015 Sales and EBITDA increased 16% and 57% respectively vs. prior year -

- Continued strong sales and EBITDA growth expected in 2016 -

- Conference call at 8:30 a.m. ET on February 9, 2016 -

East Rutherford, NJ – February 9, 2016 – Cambrex Corporation (NYSE: CBM) reports results for the fourth quarter and full year ended December 31, 2015.

Highlights

-

Fourth quarter 2015 sales increased 22%, and 25% excluding the impact of foreign currency, to $156.9 million from $128.8 million in the same period last year. Full year 2015 sales increased 16%, and 21% excluding the impact of foreign currency.

-

Fourth quarter Adjusted EBITDA increased 52% to $52.4 million compared to $34.4 million in the same period last year. Full year Adjusted EBITDA increased 57% to $128.6 million compared to $82.1 million in 2014. (See table at the end of this release).

-	Net cash was $14.0 million at the end of the fourth quarter, a reduction of $16.2 million during the quarter. Net cash improved by $28.5 million for full year 2015.

-

The Company recorded $15.6 million in restructuring charges related to the previously announced decision to sell our finished dosage form facility in Hyderabad, India. The Company also recorded a $1.5 million benefit to the income tax provision related to this action.

-

2016 sales, excluding the impact of foreign currency, are expected to increase between 8% and 12% compared to 2015. 2016 EBITDA is expected to be between $142 and $148 million, a 10% to 15% increase over 2015. (See Financial Expectations section below).

“Our financial performance was very strong in 2015 with fourth quarter and full year profit levels significantly higher than any year in our recent history. Full year sales growth, excluding the impact of foreign currency, was 21% driven by significant increases in our innovator and controlled substances product categories along with solid increases in generic API revenues,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex. “We are expecting another year of strong profitable growth in 2016.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	1
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

“We remain on track to bring new large scale capacity on line at our Charles City, Iowa facility by the end of the first quarter of this year. Industry trends remain favorable entering 2016 and as such, we will continue to invest in our capacity and capabilities to ensure we can meet the ongoing demand for our services. We also expect to continue to invest, typically with partners, in the development of a portfolio of niche generic drug products.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Fourth Quarter 2015 Operating Results – Continuing Operations

Sales were $156.9 million, compared to $128.8 million in the same period last year, representing a 22% increase. Foreign exchange unfavorably impacted reported sales growth by 3%. The sales increase primarily reflects higher volumes of certain branded active pharmaceutical ingredients (APIs) sold to innovator customers and higher volumes of generics.

Gross margins increased to 42% from 35% compared to the same period last year. The increase primarily reflects a favorable mix of products sold and higher volumes. Foreign currency favorably impacted margins one percentage point in the fourth quarter of 2015.

Selling, general and administrative expenses were $16.0 million compared to $13.8 million in the same period last year. The increase was mainly due to higher personnel costs and due diligence expenses related to acquisition opportunities.

Operating profit increased to $31.1 million from $22.6 million in the same period last year. The fourth quarter of 2015 includes $15.6 million in restructuring charges related to the decision to sell the Company’s Zenara facility in Hyderabad, India. The fourth quarter of 2014 includes a $7.2 million charge for a pension settlement and a $1.2 million benefit for the sale of land. Excluding these items, the increase in operating profit was primarily the result of higher gross profit, partially offset by higher operating expenses. Adjusted EBITDA was $52.4 million compared to $34.4 million in the same period last year.

Income tax expense was $13.8 million resulting in an effective tax rate of 44%, compared to a $6.2 million benefit in the same period last year. Excluding the impacts of the Zenara restructuring described in the Highlights section above, the effective tax rate for the fourth quarter of 2015 was 33%. The effective tax rate for the fourth quarter of 2014 was 32% after excluding the impacts of a benefit of $11.7 million for the reversal of a valuation allowance against certain U.S. tax assets, a benefit of $3.9 million primarily related to a tax audit settlement, a gain of $1.2 million on the sale of land and the related tax expense of $0.4 million, and a $7.2 million loss on voluntary pension settlement.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	2
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Income from continuing operations was $17.5 million or $0.53 per share compared to $28.3 million or $0.89 per share in the same period last year. Adjusted income from continuing operations was $33.0 million or $1.01 per share, compared to $20.4 million or $0.64 per share in the same period last year (see table at the end of this release).

Capital expenditures and depreciation were $16.4 million and $5.5 million, respectively, compared to $13.0 million and $5.7 million, respectively, in the same period last year.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2016 financial performance:

Expectations

Gross sales increase	8% - 12%

Adjusted EBITDA	$142 - $148 million

Adjusted income from continuing operations per share	$2.46 - $2.58

Free cash flow	$60 - $70 million

Capital expenditures	$70 - $75 million

Depreciation	$26 - $28 million

Effective tax rate	32% - 34%

These financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities, outcomes of tax disputes and any charges related to any future sale of the Company’s Zenara business located in Hyderabad, India. Sales expectations exclude the impact of foreign exchange. EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2016 will be computed on a basis consistent with the reconciliation of the 2015 results in the tables at the end of this release. Free cash flow is defined as the change in debt, net of cash during the year. The tax rate will be sensitive to the Company’s geographic mix of income.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s 2015 Form 10-K is filed with the SEC.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	3
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Conference Call and Webcast

A conference call to discuss the Company’s fourth quarter and full year 2015 results will begin at 8:30 a.m. Eastern Time on February 9, 2016 and can be accessed by calling 1-800-905-0392 for domestic and +1-785-830-1913 for international. Please use the passcode 2549872 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through February 16, 2016 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 2549872 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Forward Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to our President and Chief Executive Officer in this document. These and other forward looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2014 and the Company’s Annual Report on Form 10-K for the period ended December 31, 2015, once filed with the SEC, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of our customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, loss on disposition of assets, the Company’s ability to dispose of Zenara assets held for sale, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	4
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, once filed with the SEC, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions, restructuring activities and charges related to any future sale or closure of the Company’s Zenara business located in Hyderabad, India. Adjusted Income from Continuing Operations is calculated in a manner consistent with that shown in the table at the end of this release. Other companies may have different definitions of EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations. Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	5
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Statements of Profit and Loss

For the Quarters Ended December 31, 2015 and 2014

(in thousands, except per-share data)

	2015		2014
		% of		% of
	Amount	Sales	Amount	Sales
Gross Sales	$156,943		$128,841
Commissions, Allowances and Rebates	518		628
Net Sales	156,425		128,213

Other	(238)		1,102

Net Revenues	156,187		129,315

Cost of Goods Sold	89,926	57.3%	83,916	65.1%

Gross Profit	66,261	42.2%	45,399	35.2%

Operating Expenses:
Selling, General and Administrative Expenses	16,049	10.2%	13,755	10.7%
Research and Development Expenses	3,510	2.2%	3,130	2.4%
Restructuring Expenses	15,573	9.9%	-
Total Operating Expenses	35,132	22.4%	16,885	13.1%

Loss on Voluntary Pension Settlement	-		7,170	5.6%
Gain on Sale of Asset	-		(1,234)	1.0%

Operating Profit	31,129	19.8%	22,578	17.5%

Other Expenses/(Income):
Interest Expense, Net	232		539
Equity in Losses of Partially-Owned Affiliates	-		5
Other Income, Net	(405)		(21)

Income Before Income Taxes	31,302	19.9%	22,055	17.1%

Provision/(Benefit) for Income Taxes	13,820		(6,203)

Income from Continuing Operations	$17,482	11.1%	$28,258	21.9%

Income/(Loss) from Discontinued Operations, Net of Tax	332		(373)

Net Income	$17,814	11.4%	$27,885	21.6%

Basic Earnings/(Loss) per Share of Common Stock*:
Income from Continuing Operations	$0.55		$0.91
Income/(Loss) from Discontinued Operations, Net of Tax	$0.01		$(0.01)
Net Income	$0.56		$0.90

Diluted Earnings/(Loss) per Share of Common Stock*:
Income from Continuing Operations	$0.53		$0.89
Income/(Loss) from Discontinued Operations, Net of Tax	$0.01		$(0.00)
Net Income	$0.54		$0.88

Weighted Average Shares Outstanding
Basic	31,661		31,053
Diluted	32,784		31,803

* The sum of the individual per share amounts may not add due to rounding.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	6
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Statements of Profit and Loss

For the Twelve Months Ended December 31, 2015 and 2014

(in thousands, except per-share data)

	2015		2014
		% of		% of
	Amount	Sales	Amount	Sales
Gross Sales	$433,856		$374,150
Commissions, Allowances and Rebates	1,949		2,306
Net Sales	431,907		371,844

Other Revenue	1,419		2,769

Net Revenues	433,326		374,613

Cost of Goods Sold	256,361	59.1%	250,815	67.0%

Gross Profit	176,965	40.8%	123,798	33.1%

Operating Expenses:
Selling, General and Administrative Expenses	57,867	13.3%	52,489	14.0%
Research and Development Expenses	12,540	2.9%	13,075	3.5%
Restructuring Expenses	15,573	3.6%	-
Total Operating Expenses	85,980	19.8%	65,564	17.5%

Loss on Voluntary Pension Settlement	-		7,170	1.9%
Gain on Sale of Asset	-		(1,234)	0.3%

Operating Profit	90,985	21.0%	52,298	14.0%

Other Expenses/(Income):
Interest Expense, Net	1,699		2,174
Equity in Losses of Partially-Owned Affiliates	-		4,623
Other Income, Net	(279)		(5)

Income Before Income Taxes	89,565	20.6%	45,506	12.2%

Provision/(Benefit) for Income Taxes	32,389		(12,627)

Income from Continuing Operations	$57,176	13.2%	$58,133	15.5%

Income/(Loss) from Discontinued Operations, Net of Tax	41		(830)

Net Income	$57,217	13.2%	$57,303	15.3%

Basic Earnings/(Loss) per Share of Common Stock*:
Income from Continuing Operations	$1.82		$1.89
Income/(Loss) from Discontinued Operations, Net of Tax	$0.00		$(0.03)
Net Income	$1.82		$1.86

Diluted Earnings/(Loss) per Share of Common Stock*:
Income from Continuing Operations	$1.76		$1.84
Income/(Loss) from Discontinued Operations, Net of Tax	$0.00		$(0.03)
Net Income	$1.76		$1.81

Weighted Average Shares Outstanding
Basic	31,420		30,763
Diluted	32,555		31,643

* The sum of the individual per share amounts may not add due to rounding.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	7
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Consolidated Balance Sheets

As of December 31, 2015 and 2014

(in thousands)

	December 31,	December 31,
	2015	2014
Assets

Cash and Cash Equivalents	$43,974	$45,518
Trade Receivables, Net	90,920	77,124
Other Receivables	7,278	10,610
Inventories, Net	109,920	85,630
Prepaid Expenses and Other Current Assets	7,187	4,880
Total Current Assets	259,279	223,762

Property, Plant and Equipment, Net	186,487	163,567
Goodwill	32,063	43,912
Intangible Assets, Net	6,691	8,902
Deferred Income Taxes	19,259	41,747
Other Non-Current Assets	1,760	4,697

Total Assets	$505,539	$486,587

Liabilities and Stockholders' Equity

Accounts Payable	$39,257	$43,670
Deferred Revenue and Advance Payments	16,298	14,095
Accrued Expenses and Other Current Liabilities	44,247	40,825
Short-Term Debt	30,000	-
Total Current Liabilities	129,802	98,590

Long-Term Debt	-	60,000
Deferred Income Taxes	7,735	10,249
Accrued Pension Benefits	42,661	50,949
Other Non-Current Liabilities	14,506	15,573

Total Liabilities	$194,704	$235,361

Stockholders’ Equity	$310,835	$251,226

Total Liabilities and Stockholders’ Equity	$505,539	$486,587

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	8
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Quarters and Twelve Months Ended December 31, 2015 and 2014

(in thousands)

	Fourth Quarter 2015	Fourth Quarter 2014

Operating Profit	$31,129	$22,578

Restructuring Expenses	15,573	-

Loss on Voluntary Pension Settlement	-	7,170

Gain on Sale of Asset	-	(1,234)

Adjusted Operating Profit	46,702	28,514

Depreciation and Amortization	5,742	5,911

Adjusted EBITDA	$52,444	$34,425

	Twelve Months 2015	Twelve Months 2014

Operating Profit	$90,985	$52,298

Restructuring Expenses	15,573	-

Loss on Voluntary Pension Settlement	-	7,170

Gain on Sale of Asset	-	(1,234)

Adjusted Operating Profit	106,558	58,234

Depreciation and Amortization	22,061	23,826

Adjusted EBITDA	$128,619	$82,060

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	9
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Quarters and Twelve Months Ended December 31, 2015 and 2014

(in thousands)

	Fourth Quarter 2015		Fourth Quarter 2014
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$17,482	$0.53	$28,258	$0.89

Restructuring Expenses	15,573	0.48	-	-
Zenara Tax Benefit	(1,464)	(0.04)	-	-
Stock-Based Compensation, Net of Tax [1]	1,145	0.03	1,268	0.04
Amortization of Purchased Intangibles	285	0.01	176	0.01
Loss on Pension Settlement	-	-	7,170	0.23
Gain on Sale of Asset, Net of Tax	-	-	(847)	(0.03)
Release of Valuation Allowance on Tax Assets	-	-	(11,719)	(0.37)
Tax Audit Settlement	-	-	(3,948)	(0.12)

Adjusted Income from Continuing Operations [2]	$33,021	$1.01	$20,358	$0.64

	Twelve Months 2015		Twelve Months 2014
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$57,176	$1.76	$58,133	$1.84

Restructuring Expenses	15,573	0.48	-	-
Zenara Tax Benefit	(1,464)	(0.04)	-	-
Stock-Based Compensation, Net of Tax [1]	3,639	0.11	3,541	0.11
Amortization of Purchased Intangibles	865	0.03	863	0.03
Loss on Pension Settlement	-	-	7,170	0.23
Loss on Acquisition of Zenara Shares	-	-	4,122	0.13
Gain on Sale of Asset, Net of Tax	-	-	(847)	(0.03)
Release of Valuation Allowance on Tax Assets	-	-	(26,902)	(0.85)
Tax Audit Settlement	-	-	(3,948)	(0.12)

Adjusted Income from Continuing Operations [2]	$75,789	$2.33	$42,132	$1.33

[1] Tax rate estimated at 35% for stock-based compensation.

[2] Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	10
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com